Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
Flagstar Announces Agreement to Divest Indiana Bank Franchise and Improvement in Third Quarter
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Indiana agreement provides attractive opportunity to reinvest capital to grow core markets
TROY, Mich., Aug. 16, 2011—Flagstar Bancorp (NYSE:FBC) today announced that it has signed a definitive agreement to divest its 22-branch retail bank franchise in Indiana to First Financial Bancorp (Nasdaq:FFBC) for a consideration equal to a 7 percent premium based on the actual level of consumer and commercial deposits at closing. Based on $327.9 million of consumer and commercial deposits at June 30, 2011, the consummated transaction would result in a one-time gain of approximately $23 million.
Under the agreement, First Financial will also acquire Flagstar’s government and municipal deposits, which were $197.9 million at June 30, 2011, for zero premium or discount. No loans will be transferred in the transaction as they are traditionally originated through Flagstar’s other channels and therefore will stay with Flagstar. First Financial will pay net book value on all real estate and personal assets of the bank branches and will assume the existing leases on 14 of the branches. Accordingly, Flagstar expects to incur minimal associated employee, contract or systems-related costs as a result of consummating this transaction.
The average aggregate retail deposits per branch in Indiana are approximately $15 million, of which approximately 52 percent are comprised of certificates of deposits. At June 30, 2010, the Indiana retail bank franchise held 1.11 percent of the total deposits within our Indiana markets, while operating 3.45 percent of all branches in that area. The transaction is expected to close in December 2011, subject to customary closing conditions, including regulatory approvals.
“With this transaction, we can now focus our resources on the markets where we see the greatest return and growth potential, namely, our Michigan retail and commercial banking divisions and our New England commercial banking operations,” said Joseph P. Campanelli, chairman and chief executive officer of Flagstar Bancorp. “We’ve invested significant resources in transforming Flagstar into a full-service commercial bank, and our ultimate goal is to continue to grow our retail and commercial lines of business to complement our strong market presence in national mortgage banking.

“Successful retail bank franchises require market density, brand awareness, extensive product offerings, and an established reputation for exceptional customer service, all of which we have in Michigan,” Campanelli said. “That is why we are pursuing, on a selected basis, opportunities to expand our branch network into key markets in Michigan, including metro Detroit and West Michigan.”
Campanelli also provided a brief update on certain third quarter business results to date. “We are seeing an improvement in our core fundamentals and, so far, have experienced positive trends in several of our key business drivers during the first half of the third quarter,” he said. “Consistent with the overall mortgage industry, the current favorable rate environment has spurred refinancing activity and resulted in significant improvement in our mortgage business.
“For July, gain on loan sale income was approximately $20 million, or 113 basis points, well above the pace we experienced in the first six months of 2011. Mortgage rate lock commitments were $2.9 billion in July, the highest level since the fourth quarter of 2010, with August locks already higher than July levels through just the first half of the month. Net interest margin at the bank level for July was 222 basis points, a 36 basis point increase from the second quarter 2011 level. Our three most significant sources of credit costs—provision for loan losses, secondary marketing reserve provision and asset resolution expense—decreased in the aggregate by over $11 million from the prior month level,” Campanelli said.
“While there can be no assurance that these trends will continue or that these preliminary results will be reflective of actual results for the quarter, we are encouraged by what we are seeing so far,” Campanelli said.
Flagstar Bancorp is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $12.7 billion in total assets at June 30, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of June 30, 2011, Flagstar operated 162 branches in Michigan, Indiana, and Georgia, and it subsequently entered into agreements to sell or lease its 27 branches located in Georgia and the branches located in Indiana as discussed above. Flagstar also operated, at June 30, 2011, 30 home loan centers in 15 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.
Matters discussed in this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties, including but not limited to the risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, the sale of branches may not be consummated, the trends may not continue or the preliminary results may not be reflective of actual results for the quarter. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing risks and uncertainties are not exclusive.
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